UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2008

STARGOLD MINES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-51197	98-0400208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

1840 Gateway Drive
Suite 200
San Mateo, California 94404

(Address of principal executive offices)

(650) 378-1214
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item5.02.	Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 24, 2008, at a Board of Directors meeting, Marcus Segal resigned as the Registrant’s Sole Executive Officer and as a Director of the Registrant while agreeing to remain as a consultant to the Registrant until May 15, 2008 for a fee of $7,000.00. Mr. Segal advised the Board that he wished to pursue other business endeavors. Mr. Segal has been provided with a copy of the Form 8-K and advised that he may provide Registrant with a letter stating whether or not he agrees with the statements made in this Form 8-K.

To replace Mr. Segal on the Registrant’s Board of Directors, Evgeny Belchenko was appointed to the Board to be the Chairman of the Board. To replace Mr. Segal as Chief Executive Officer, F. Bryson Farrill, currently a Director of the Registrant, was appointed Chief Executive Officer.

Mr. Belchenko may be considered to be the controlling shareholder of the Registrant, as he owns 15,000,000 shares, approximately 26.7%, of the Registrant’s issued and outstanding common stock.

Mr. Belchenko, has advised the Registrant of his recent biography, and it follows below.

Evgeny L. Belchenko, age 53, has been the General Director of UniverCompany LLC, that has been acquired by the Registrant, since December 2005. From 1999 to 2003, Mr. Belchenko was the Chairman of the Board of Directors of Severnye Rudnye Technologii, Closed Joint-Stock Company (“Severnye”), that specialized in exploration and mining of mineral resources, including gold, in Russia. From 2003 until joining UniverCompany LLC, Mr. Belchenko had been the General Director of Severnye.

Additionally, at that same meeting, the Registrant awarded the following stock grants, in recognition of the recipients services to the Registrant.

Name	Number of Shares Granted

Marcus Segal	200,000
F. Bryon Farrill	75,000
Keith Minty	25,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2008

STARGOLD MINES, INC.
(Registrant)

By:  /s/ F. Bryson Farrill
Name: F. Bryson Farrill
Title:   Chief Executive Officer